                                SCHEDULE 14A
                               (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

  Filed by the Registrant  [x]
  Filed by a Party other than the Registrant  [ ]
  Check the appropriate box:
    [x] Preliminary Proxy Statement     [ ] Confidential, for Use of the
                                            Commission Only (as permitted
                                            by Rule 14a-6(e)(2))
    [ ] Definitive Proxy Statement
    [ ] Definitive Additional Materials
    [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                          Smithtown Bancorp, Inc.

              (Name of Registrant as Specified in Its Charter)
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
    [x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
        14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.
    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            SMITHTOWN BANCORP, INC.

                              ONE EAST MAIN STREET
                         SMITHTOWN, NEW YORK 11787-2801

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   To Be Held

                             TUESDAY, APRIL 2, 1996


     The Annual Meeting of Shareholders of Smithtown Bancorp, Inc. (the "Bancorp"), will be held at the Bavarian Inn, 422 Smithtown Boulevard, Lake Ronkonkoma, New York, on April 2, 1996, at 10:30 AM, for the following purposes:

     1.   The election of three directors to serve a term of three years.

     2.   To approve amendments to the Bancorp's Certificate of Incorporation:
          (a) increasing the number of authorized Common shares, par value $5.00 per share (the "Common Shares") of the Bancorp from 500,000 to 1,500,000; and (b) authorizing a new class of shares consisting of 100,000 preferred shares, par value $.01 per share (the "Preferred Shares"). The Preferred Shares would be authorized without any rights and designations, such rights and designations to be fixed by the Board of Directors at the time of issuance of the Preferred Shares.

     3. To approve an amendment to the Bancorp's Certificate of Incorporation deleting Article FIFTH of the Certificate of Incorporation, and substituting a new Article FIFTH therefor indicating that the shareholders do not have preemptive rights.

     4. To approve the appointment of Albrecht, Viggiano, Zureck & Company, P.C. as independent auditors for the year ending December 31, 1996.

     5. To transact such other business as may properly come before the meeting for any adjournment thereof.

     Pursuant to a resolution of the Board of Directors adopted at the Board of Directors meeting on January 23, 1996, only shareholders of record at the close of business on February 26, 1996, shall be entitled to notice of and to vote at this meeting.

Dated:     March 1, 1996
Smithtown, New York

                         BY ORDER OF THE BOARD OF DIRECTORS

                                     Bradley E. Rock
                                     Chairman of the Board, President

                            SMITHTOWN BANCORP, INC.

                              ONE EAST MAIN STREET
                         SMITHTOWN, NEW YORK 11787-2801

                                PROXY STATEMENT

                           GENERAL PROXY INFORMATION

     This Proxy Statement (this "Proxy Statement") is furnished in connection with the solicitation by and on behalf of the Board of Directors of Smithtown Bancorp, Inc., (the "Bancorp") of proxies to be used at the Annual Meeting of Shareholders of the Bancorp to be held at the Bavarian Inn, 422 Smithtown Boulevard, Lake Ronkonkoma, New York, on April 2, 1996, and at any adjournment thereof. The costs of the proxy solicitation are to be paid by the Bancorp. Bank of Smithtown (the "Bank" or the "Bank of Smithtown" ) is a wholly-owned subsidiary of the Bancorp. This Proxy Statement is being mailed on or about March 1, 1996, to holders of the Common Shares.

Authorized Shares and Voting Rights

     Holders of record of Common Shares as of the close of business on February 26, 1996 (the "Record Date"), will be entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of stock held by him or her. There were 433,268 Common Shares outstanding on the Record Date.

Revocability of Proxy

     If the accompanying form of Proxy is executed and returned, it nevertheless may be revoked by the shareholder at any time before it is exercised. But if it is not revoked, the shares represented thereby will be voted by the persons designated in each such Proxy.

Financial Statements

     A copy of the Bancorp's Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 1995, has heretofore been mailed to the shareholders.

MATTERS TO BE VOTED ON AT THE MEETING

     There are four matters that are scheduled to be voted on at the Annual Meeting. Shareholders are being asked to vote on (1) the election of three directors, (2) amendments to the Bancorp's Certificate of Incorporation (a) increasing the number of authorized Common Shares from 500,000 to 1,500,000 and (b) authorizing 100,000 Preferred Shares, (3) an amendment to the Bancorp's Certificate of Incorporation deleting the shareholders' preemptive rights and (4) approval of Albrecht, Viggiano, Zureck & Co., P.C., as the Bancorp's independent auditors for the year ending December 31, 1996.

     It is intended that the shares of stock represented by the accompanying form of Proxy will be voted for the election of the director nominees listed in Table I and in favor of the other proposals, unless a contrary direction is indicated on the form of Proxy. With respect to the director nominees, if any of such nominees should become unavailable for any reason, which the directors do not now contemplate, it is intended that, pursuant to the accompanying form of Proxy, votes will be cast for a substitute nominee designated by the Board of Directors.

     Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. The approval referred to in (4) above will be authorized if a majority of the votes cast at the Annual Meeting, either in person or by proxy, are voted in favor of such approval with respect to the amendments to the Bancorp's Certificate of Incorporation referred to in
(2) and (3) above, such amendments will be authorized if a majority of the outstanding Common Shares vote in favor of the respective proposals.

     Any abstention or broker non-vote with respect to the proposals referred in (2) or (3) above will have the effect of a negative vote on the respective proposal. With respect to the proposals referred to in (1) and (4) above, abstentions and broker non-votes will be counted as not having voted and will not be counted in determining if the plurality, with respect to (1), or the majority, with respect to (4), was obtained.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

  The Certificate of Incorporation of the Bancorp provides that the Board of Directors shall consist of 9 members and that the directors shall be classified into three classes, each of which shall serve for a term of three years, with the term of office of one class expiring each year.

Nominees for Election of Directors

  Two of the nominees, James H. Glamore and Augusta Kemper, were elected to their present term of office by the shareholders. The third, Barry Seigerman, was elected by the Board of Directors on September 27, 1994, pursuant to
Article 2, Section 1, of the Bancorp's By-Laws to fill the unexpired term of Frank Radau, who retired on May 1, 1994. All three nominees are proposed for re-election for terms expiring in 1999.

                                    TABLE I
                           Date                       Experience and                       Shares of Stock
                           Directorship  Director     Principal Occupation                 Beneficially Owned (2)
Name and Age Term          Expires       Since (1)    During Past 5 Years                   #           %

NOMINEES

James H. Glamore, 76       1996          1979        President, Glamore Motor Sales, Inc.
                                                     (automobile sales).                     4,755      1.09

Barry Seigerman, 55        1996          1993        Chairman & Chief Executive
                                                     Officer Seigerman-Mulvey, Co., Inc.,
                                                     Insurance Brokers, located at
                                                     31 Research Way, East Setauket,
                                                     New York.  Active in business
                                                     and community non-profit
                                                     organizations.                            514       .11

Augusta Kemper, 73         1996          1992        Horticulturist and Owner of Kemper
                                                     Nurseries until retirement in 1985.    24,933      5.75


DIRECTORS CONTINUING IN OFFICE

Attmore Robinson, Jr., 84  1997          1948       Partner, Elzon & Robinson,
                                                    Real Estate Brokers, until
                                                    retirement in 1993.                      9,763      2.25

Bradley E. Rock, 43        1997          1988       Chairman of the Board, President
                                                    & Chief Executive Officer of the
                                                    Bancorp and the Bank, January 1992
                                                    to Present.  President of the Bancorp
                                                    and the Bank, October 1990  to January
                                                    1992. Partner of Schechter Schechter
                                                    Kenney & Rock, Attorneys at Law,
                                                    1981 to 1992.                            1,757       .40

Charles E. Rockwell, 79    1997          1984       Retired in 1976.  Formerly a
                                                    commercial airline captain. Active
                                                    in community non-profit
                                                    organizations.                           4,418      1.01

H. Melville Brush, 87      1998          1960       President of Island Asphalt Co.,
                                                    Inc. (asphalt sales and construction),
                                                    until retirement in 1979.                7,549      1.74

Patrick A. Given, 51       1998          1989       Real Estate Appraiser and
                                                    Consultant; Given Associates,
                                                    located at 550 Route 111,
                                                    Hauppauge, New York.                     2,300       .53

Edith Hodgkinson, 73       1998          1979       Restaurateur, active in community
                                                    non-profit organizations.               28,203      6.50

1) Each director of the Bancorp is also a director of Bank of Smithtown.  The dates given are the dates on which the director first served as a director of Bank of Smithtown.

2) These figures include Common Shares owned by family members of directors as to which each of the directors disclaim any beneficial ownership.  Mrs. Hodgkinson's shares include shares held by Bank of Smithtown as Trustee under the Last Will and Testament of Carlyle Hodgkinson.  The amount of Common Shares beneficially owned and listed in the table above is provided as of December 31, 1995.

BOARD OF DIRECTORS

  The Board of Directors holds regular monthly meetings. The Board held twelve regular meetings and one special meeting during 1995. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and the committee or committees thereof on which such director served during 1995.

COMMITTEES OF THE BOARD

  The Board of Directors has established a number of committees to assist it in the discharge of its responsibilities.

  The Audit Committee, consisting of eight directors, had five meetings in 1995. The chairman of the committee is Attmore Robinson, Jr. The committee reviews results of regulatory examinations, internal audits and audits of the independent auditor in conformance with regulations of the New York State Banking Department and the laws of the State of New York. Current members of this committee are H. Melville Brush, James H. Glamore, Edith Hodgkinson, Augusta Kemper, Attmore Robinson, Jr., Charles E. Rockwell, Patrick A. Given and Barry M. Seigerman.

  The Compensation Review Committee, consisting of four members, had one meeting during 1995. The chairman of the committee is Attmore Robinson, Jr. This committee makes recommendations to the Board of Directors with respect to the compensation of elected officers. Current members of this committee are H. Melville Brush, Edith Hodgkinson, Attmore Robinson, Jr. and Charles E. Rockwell.

  The Board of Directors does not have a standing nominating committee.

DIRECTOR COMPENSATION

  Directors of the Bank received a fee of $600 per month during 1995. The members of the Loan Committee who are not officers of the Bank also received a monthly fee of $300 for committee membership. The total amount of directors' fees paid during 1995 was $83,700.

  The Board of Directors recommends a vote FOR the election of all Nominees .
                         (Proposal No. 1 on the proxy).

            AMENDMENT TO THE BANCORP'S CERTIFICATE OF INCORPORATION
      TO INCREASE AUTHORIZED COMMON SHARES AND AUTHORIZE PREFERRED SHARES
                                (PROPOSAL NO. 2)

  The Board of Directors recommends that Article FOURTH of the Bancorp's Certificate of Incorporation be amended in order (a) to increase the number of authorized Common Shares which the Bancorp is authorized to issue, from 500,000 to 1,500,000 and (b) to establish a new class of shares consisting of 100,000 Preferred Shares. The Preferred Shares would be authorized without any rights and designations; such rights and designations would be fixed by the Bancorp's Board of Directors at the time of issuance of such Preferred Shares.

  The following description of this proposal is qualified in its entirety by reference to the proposed amendments to Article FOURTH of the Bancorp's Certificate of Incorporation, set forth below.

  At its regularly held meeting on February 27, 1996, the Board of Directors adopted a resolution recommending to the shareholders amendments to the Bancorp's Certificate of Incorporation (a) increasing the number of authorized Common shares from 500,000 to 1,500,000 and (b) authorizing a new class of shares consisting of 100,000 Preferred Shares.

  As of February 26, 1996 the Corporation's authorized capital stock consisted of 500,000 Common Shares of which 433,268 Common Shares were issued and outstanding on February 26, 1996.

  The Preferred Shares would be of the type of shares known as "blank check preferred." Such Preferred Shares would be available for issuance at any time, but the terms of such securities would not be established until the time of issuance. The Board of Directors would, if the proposal is adopted by the shareholders, have the authority, within its sole discretion, to issue the Preferred Shares in one or more series, and to fix for each such series the designations and relative rights and preferences, including conversion rights and prices, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption and redemption prices, as are permitted by the New

York State Business Corporation Law (the "BCL").

  The Board of Directors believes that it is desirable to increase the authorized capital stock of the Bancorp (including by providing for Preferred Stock) in order to have such stock available for future use in connection with acquisitions, financing, employee benefit plans, stock dividends or other corporate purposes including the possible issuance in reaction to an unsolicited acquisition proposal (as set forth more fully below). Subject to the requirements of applicable law and regulations, the Board of Directors generally will have the sole discretion to issue either Common Shares or Preferred Shares without further shareholder approval.

  Although the Bancorp presently has no definitive plans to issue any of the additional shares of stock for which authority now is sought for any specific purpose, the Board of Directors believes that it is in the best interests of the Bancorp to increase the capital as stated above in order to meet possible contingencies and opportunities for which the issuance of shares may be deemed advisable. From time to time the Bancorp has given, and in the future is likely to give, consideration to the feasibility of obtaining funds for appropriate corporate objectives through the public sale of equity securities. Because questions of timing are always central to whether or on what basis public financing is to be undertaken, the Bancorp wishes to obtain maximum flexibility in this regard by increasing its authorized capital stock at this time, thereby avoiding the need for, and the expense and delay occasioned by, a special shareholders' meeting to take similar actions at a later time. Other purposes for which such additional shares could be issued include: (a) the acquisition of the shares or assets of other corporations;
(b) share distributions to shareholders of the Bancorp; (c) employee benefit plans; and (d) in reaction to unsolicited acquisition proposals, including the possible adoption of a poison pill rights plan. In the Board of Directors' view the additional authorized shares will provide greater flexibility in achieving these purposes. It is intended that the newly-authorized capital stock would be subject to issuance at the discretion of the Board of Directors from time to time for any proper corporate purpose without further action by the shareholders, except as may be required by law or regulation or by the rules of any stock exchange on which the Bancorp's securities may then be listed (or by the by-laws of the National Association of Securities Dealers, Inc., if applicable at such time).

  The authorized but unissued shares of the Bancorp could be used to make it more difficult to effect a change in control of the Bancorp and thereby make it more difficult for shareholders to obtain an acquisition premium for their shares. Such shares could be used to create impediments for persons seeking to gain control of the Bancorp by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Board of Directors in opposing such an attempt by a third party to gain control of the Bancorp. The issuance of new shares of the Bancorp could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Bancorp.

  The Bancorp's Certificate of Incorporation currently contains several provisions that may be deemed to have the effect of discouraging and defeating certain forms of acquisition proposals. Article SEVENTH of the Certificate of Incorporation provides for a classified board of directors comprised of three classes, each of which is elected to a three-year term. Article EIGHTH provides that certain business combinations involving the Bancorp and holders of more than 5% of the Bancorp's outstanding shares must be approved by the affirmative vote of 80% of the outstanding shares unless the Board of Directors approves the transaction prior to the time the acquiror became a 5% owner or the Board of Directors unanimously approves the transaction. Each of these provisions has previously been adopted by the shareholders.

  Under the current provisions of the Bancorp's Certificate of Incorporation the shareholders have the preemptive rights specified in Section 622 of the BCL. In certain circumstances these preemptive rights will afford shareholders a right of first refusal when the Bancorp issues additional shares of capital stock. However, as discussed below, the Bancorp is also proposing to amend its Certificate of Incorporation to repeal the preemptive rights held by the shareholders. If such proposal is adopted by the shareholders, the shareholders will not have preemptive rights. The preemptive rights currently held by the shareholders are described below under "Amendment of the Certificate of Incorporation to Repeal Preemptive Rights."

  The affirmative vote of the holders of a majority of the outstanding Common Shares is required to adopt the proposed amendments to the Certificate of Incorporation. If the amendments to Article FOURTH of the Bancorp's Certificate of Incorporation are authorized, Article FOURTH will read as follows:

     "FOURTH:   Number of Shares.  The aggregate number of shares which the corporation shall have authority to issue shall be 1,600,000, of which 1,500,000 shall be designated as Common Shares with a par value of $5.00 each and 100,000 shall be designated as Preferred Shares with a par value of one cent ($0.01) each. Preferred Shares may be issued in series from time to time by the board of directors, and the board of directors is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the Preferred Shares, including without limitation the following:

       (a) the distinctive serial designation of such series which shall distinguish it from other series;
       (b) the number of shares included in such series, which number may be increased or decreased from time to time unless otherwise provided by the board of directors in the resolution or resolutions providing for the issue of such series;
       (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
       (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
       (e) the amount or amounts which shall be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the corporation;
       (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
       (g) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
       (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or at times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and the price or prices or rate or rates applicable thereto; and
       (i) the voting rights, if any, of the holders of the shares of such series."

The Board of Directors recommends a vote FOR the proposal to amend the Bancorp's Certificate of Incorporation (a) to increase the number of authorized Common Shares from 500,000 to 1,500,000 and (b) to authorize a new class of shares consisting of 100,000 Preferred Shares (Proposal No. 2 on the proxy).


                AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
                REPEAL PREEMPTIVE RIGHTS        (PROPOSAL NO. 3)

     The Board of Directors recommends that Article FIFTH of the Bancorp's Certificate of Incorporation be deleted in its entirety and have substituted therefor a new Article FIFTH eliminating the preemptive rights of the Shareholders.

  At its regularly held meeting on February 27, 1996, Board of Directors adopted a resolution recommending to the Shareholders an amendment to the Bancorp's Certificate of Incorporation amending Article FIFTH of the Bancorp's Certificate of Incorporation.

  The following discussion of preemptive rights is qualified in its entirety by reference to Section 622 of the BCL which is attached hereto as Annex A and by the proposed amendment to Article FIFTH set forth below.

  Section 622 of the BCL provides that unless specified otherwise in the Certificate of Incorporation the shareholders of a corporation will have preemptive rights, The Bancorp's Certificate of Incorporation indicates that the shareholders have preemptive rights.

  Preemptive rights consist of an option to acquire newly issued shares of any class of a security if the issuance of such security would adversely affect a shareholder's unlimited dividend rights or voting rights. If the issuance of the new security would not adversely affect either a shareholder's unlimited dividend rights or voting rights then the shareholder will not have a right to purchase such newly issued securities. The preemptive rights entitle the shareholders to purchase the securities offered for sale as nearly as practicable in such proportions as would, if all of the preemptive rights were exercised, preserve the relative unlimited dividend rights and voting rights of the holders at a price not less favorable than the price at which such shares are offered for sale to others.

  The Board of Directors is of the opinion that the existence of preemptive rights is a serious impediment to the Bancorp's ability to take advantage of business opportunities that may arise and for possible future financings and other corporate purposes. Preemptive rights severely curtail the ability of a corporation to finance itself by accessing the public markets (and are nearly universally eliminated in public companies). The existence of preemptive rights hinders the ability of corporations to engage in offerings and makes difficult the issuance process due to the additional expenses involved.

  The affirmative vote of the holders of a majority of the outstanding Common Shares is required to adopt the proposed amendment. If the amendment to Article FIFTH of the Bancorp's Certificate of Incorporation is authorized, Article FIFTH will read as follows:

       "FIFTH: Preemptive Rights. Notwithstanding anything to the contrary contained in Section 622 of the Business Corporation Law, the shareholders shall not have preemptive rights."

The Board of Directors recommends a vote FOR the proposal to amend the Bancorp's Certificate of Incorporation by deleting Article FIFTH and substituting a new Article FIFTH therefor indicating that the shareholders do not have preemptive rights. (Proposal No. 3 on the proxy).

                        APPROVAL OF INDEPENDENT AUDITORS
                                (PROPOSAL NO. 4)

  The Audit Committee has recommended that Albrecht, Viggiano, Zureck & Co., P.C., Certified Public Accountants, continue as the independent auditors for the Bank and the Bancorp for 1996. The firm has served as the independent auditors for the Bank and the Bancorp since 1992. Representatives of the firm will be present at the annual meeting to answer questions and are free to make statements during the course of the meeting.

           The Board of Directors recommends a vote FOR the proposal to approve the independent auditors (Proposal No. 4 on the proxy).

                             EXECUTIVE OFFICERS AND
                            PRINCIPAL SHAREHOLDERS


Security Ownership of Certain Beneficial Owners

  The persons listed below are beneficial owners of more than 5% of the outstanding Common Shares of the Bancorp as of February 26, 1996.

Name and Address                   Common Shares         Percent
of Beneficial Owner             Beneficially Owned      of Class

Elizabeth Radau                       30,296             6.99%
43 Edgewood Avenue
Smithtown, New York 11787-2723


Edith Hodgkinson                      28,203             6.50%
P.O. Box 756
Bayport, New York 11705-0756

Augusta Kemper                        24,933             5.75%
51 Mills Pond Road
St. James, New York 11780-2111

The following table shows stock ownership as of February 26, 1996, of all directors and officers of the Bancorp as a group:

                                    TABLE II

                            Amount of Common Shares        Percentage of
                            Beneficially Owned (Note 1)    Outstanding Common
                                                           Shares
Eleven directors and
executive officers of the
Bancorp as a group          84,185 Common Shares            19.43%

Note 1

     Includes Common Shares owned by spouses and children of directors as to which the directors disclaim any interest.

MATERIAL PROCEEDINGS

     There are no material proceedings to the best of management's knowledge to which any director, officer or affiliate of the Bancorp or any record holder or beneficial owner of more than five percent of the Bancorp's stock, or any associate of any such director, officer, affiliate of the Bancorp, or security holder is a party adverse to the Bancorp or any of its subsidiaries or has a material interest adverse to the Bancorp.

EXECUTIVE OFFICERS

     The following table sets forth information as to each executive officer of the Bancorp who is also an executive officer of the Bank as of January, 1996.
                                   TABLE III

Name                 Age     Position
Bradley E. Rock      43      Chairman of the Board, President & Chief
                             Executive Officer of the Bancorp since January
                             1992.  President of the Bancorp and the Bank
                             October 1990 to January 1992.  Director of the
                             Bancorp and the Bank since 1988.

Anita M. Florek      45      Executive Vice President & Chief Financial
                             Officer of the Bank since January 1993.
                             Executive Vice President & Treasurer of the
                             Bancorp since January 1993.  Senior Vice
                             President & Comptroller of the Bank January 1992 to January 1993. Senior Vice President &
                             Comptroller of the Bank March 1989 to January
                             1992.  Treasurer of the Bancorp January 1991 to
                             January 1992.

Marc DeSimone        38      Executive Vice President & Chief Lending Officer
                             of the Bank since January 1993.  Senior Vice
                             President & Chief Lending Officer of the Bank
                             January 1992 to January 1993.  Vice President &
                             Chief Lending Officer of the Bank January 1991 to January 1992.

Executive Compensation

     The table appearing below sets forth all compensation paid in 1995 to each executive officer whose total compensation exceeded $100,000 for such year. All remuneration was paid by Bank of Smithtown.

                                    TABLE IV
                           Summary Compensation Table
Name and Principal Position  Year    Salary       Incentive     Other Compensation
                                                  Compensation      (1) (2)
Bradley E. Rock              1993    $168,000.00   -0-            $16,763.40
Chairman, President & CEO    1994    $176,337.01   -0-            $14,353.05
of the Bancorp and the Bank  1995    $185,325.00  $20,021.30      $19,077.76

Anita M. Florek              1993     $80,000.00   -0-             $4,710.37
Executive Vice President     1994     $86,000.00   -0-             $4,620.31
of the Bancorp and the Bank  1995     $95,000.00  $10,615.79       $6,042.98

Marc DeSimone                1993     $80,000.00   -0-             $3,105.57
Executive Vice President     1994     $86,000.00   -0-             $2,881.10
of the Bank                  1995     $95,000.00  $10,615.79       $7.023.63

(1)  This amount includes director's fees.  These amounts also include employer matching contributions paid in connection with the Bank's 401(k) plan, amounts accrued during 1995 under the defined contribution plan and premiums paid on behalf of the officers for a group term life insurance policy.

(2)  Amounts reported do not include any amount expended by the Bank which may have provided an incidental benefit to the persons listed in the table above, but which  were made by the Bank in connection with its business.
     While the specific amounts of such incidental benefits cannot be precisely determined, after due inquiry, management does not believe that such value would exceed $5,000 in the aggregate for any of such persons.

CERTAIN TRANSACTIONS

     Some of the directors and officers of the Bancorp, and some of the corporations and firms with which these individuals are associated, are also customers of Bank of Smithtown in the ordinary course of business, or are indebted to the Bank in respect of loans of $60,000.00 or more. It is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than the normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons.

     No director of the Bank or the Bancorp had an aggregate amount of unsecured indebtedness to the Bank in excess of 15 percent of the Bank's equity capital account during the period of January 1, 1995, through December 31, 1995.

     In 1994, Edith Hodgkinson, a director of the Bancorp and the Bank, sold 16,566 Common Shares to the Bancorp and used the proceeds of the sale to repay loans from the Bank that were in nonaccrual status. $309,677 from the sale of Common Shares was used to decrease the principal and $98,261 was used to pay interest on these loans. She also deeded two properties to the Bank which were placed in Other Real Estate Owned on the Bank's balance sheet.

     Outside of normal customer relationships, none of the directors or officers of the Bank or the Bancorp, or the corporations or firms with which such individuals are associated, currently maintains or has maintained within the last fiscal year any significant business or personal relationship with the Bank or the Bancorp other than such as arises by virtue of such individual's or entity's position with and/or ownership interest in the Bank or the Bancorp.

                                  PENSION PLAN

     The Employee Stock Ownership Plan ( the "ESOP") and the 401(k) plans cover full-time employees who have attained the age of 21 years and who have completed 1,000 hours of employment during the year they are eligible to participate in the plan.

     Benefits under the ESOP are based solely on the amount contributed to the ESOP which is used to purchase Common Shares. A participant's allocation is the total employer contribution multiplied by the ratio of that participant's applicable compensation over the amount of such compensation for all participants for that year. Benefits are not subject to deduction of social security or other offset amounts.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals to be presented at the 1997 Annual Meeting must be received by the Secretary of the Board of Directors by October 4, 1996, to be included in the proxy statement.

                                 OTHER BUSINESS

     So far as the Board of Directors of the Bancorp now knows, no business other than that referred to above will be transacted at the Annual Meeting. The persons named in the Board of Directors' Proxies may, in the absence of instructions to the contrary, vote upon all matters presented for action at the Meeting according to their best judgment.

Dated:    March 1, 1996

                         SMITHTOWN BANCORP, INC.

                         by /S/ Bradley E. Rock
                         Chairman of the Board, President
                         & Chief Executive Officer

                                    ANNEX A

                              SECTION 622 OF THE
                            BUSINESS CORPORATION LAW

Section 622. Preemptive rights

     (a)  As used in this section, the term:

     (1) "Unlimited dividend rights" means the right without limitation as to amount either to all or to a share of the balance of current or liquidating dividends after the payment of dividends on any shares entitled to a preference.

     (2) "Equity shares" means shares of any class, whether or not preferred as to dividends or assets, which have unlimited dividend rights.

     (3) "Voting rights" means the right to vote for the election of one or more directors, excluding a right so to vote which is dependent on the happening of an event specified in the certificate of incorporation which would change the voting rights of any class of shares.

     (4) "Voting shares" means shares of any class which have voting rights, but does not include bonds on which voting rights are conferred under section 518 (Corporate bonds).

     (5) "Preemptive right" means the right to purchase shares or other securities to be issued or subject to rights or options to purchase, as such right is defined in this section.

     (b) Except as otherwise provided in the certificate of incorporation, and except as provided in this section, the holders of equity shares of any class, in case of the proposed issuance by the corporation of, or the proposed granting by the corporation of rights or options to purchase, its equity shares of any class or any shares or other securities convertible into or carrying rights or options to purchase its equity shares of any class, shall, if the issuance of the equity shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the unlimited dividend rights of such holders, have the right during a reasonable time and on reasonable conditions, both to be fixed by the board, to purchase such shares or other securities in such proportions as shall be determined as provided in this section.

     (c) Except as otherwise provided in the certificate of incorporation, and except as provided in this section, the holders of voting shares of any class, in case of the proposed issuance by the corporation of, or the proposed granting by the corporation of rights or options to purchase, its voting shares of any class or any shares or other securities convertible into or carrying rights or options to purchase its voting shares of any class, shall, if the issuance of the voting shares proposed to be issued or issuable upon exercise of such rights or options or upon conversion of such other securities would adversely affect the voting rights of such holders, have the right during a reasonable time and on reasonable conditions, both to be fixed by the board, to purchase such shares or other securities in such proportions as shall be determined as provided in this section.

     (d) The preemptive right provided for in paragraphs (b) and (c) shall entitle shareholders having such rights to purchase the shares or other securities to be offered or optioned for sale as nearly as practicable in such proportions as would, if such preemptive right were exercised, preserve the relative unlimited dividend rights and voting rights of such holders and at a price or prices not less favorable than the price or prices at which such shares or other securities are proposed to be offered for sale to others, without deduction of such reasonable expenses of and compensation for the sale, underwriting or purchase of such shares or other securities by underwriters or dealers as may lawfully be paid by the corporation. In case each of the shares entitling the holders thereof to preemptive rights does not confer the same unlimited dividend right or voting right, the board shall apportion the shares or other securities to be offered or optioned for sale among the shareholders having preemptive rights to purchase them in such proportions as in the opinion of the board shall preserve as far as practicable the relative unlimited dividend rights and voting rights of the holders at the time of such offering. The apportionment made by the board shall, in the absence of fraud or bad faith, be binding upon all shareholders.

     (e) Unless otherwise provided in the certificate of incorporation, shares or other securities offered for sale or subjected to rights or options to purchase shall not be subject to preemptive rights if they:

     (1) Are to be issued by the board to effect a merger or consolidation or offered or subjected to rights or options for consideration other than cash;

     (2)  Are to be issued or subjected to rights or options under paragraph
(d) of section 505 (Rights and options to purchase shares; issue of rights and options to directors, officers and employees);

     (3) Are to be issued to satisfy conversion or option rights theretofore granted by the corporation;

     (4)  Are treasury shares;

     (5) Are part of the shares or other securities of the corporation authorized in its original certificate of incorporation and are issued, sold or optioned within two years from the date of filing such certificate; or

     (6) Are to be issued under a plan of reorganization approved in a proceeding under any applicable act of congress relating to reorganization of corporations.

     (f) Shareholders of record entitled to preemptive rights on the record date fixed by the board under section 604 (Fixing record date), or, if no record date is fixed, then on the record date determined under section 604, and no others shall be entitled to the right defined in this section.

     (g) The board shall cause to be given to each shareholder entitled to purchase shares or other securities in accordance with this section, a notice directed to him in the manner provided in section 605 (Notice of meetings of shareholders) setting forth the time within which and the terms and conditions upon which the shareholder may purchase such shares or other securities and also the apportionment made of the right to purchase among the shareholders entitled to preemptive rights. Such notice shall be given personally or by mail at least fifteen days prior to the expiration of the period during which the shareholder shall have the right to purchase. All shareholders entitled to preemptive rights to whom notice shall have been given as aforesaid shall be deemed conclusively to have had a reasonable time in which to exercise their preemptive rights.

     (h) Shares or other securities which have been offered to shareholders having preemptive rights to purchase and which have not been purchased by them within the time fixed by the board may thereafter, for a period of not exceeding one year following the expiration of the time during which shareholders might have exercised such preemptive rights, be issued, sold or subjected to rights or options to any other person or persons at a price, without deduction of such reasonable expenses of and compensation for the sale, underwriting or purchase of such shares by underwriters or dealers as may lawfully be paid by the corporation, not less than that at which they were offered to such shareholders. Any such shares or other securities not so issued, sold or subjected to rights or options to others during such one year period shall thereafter again be subject to the preemptive rights of shareholders.

     (i) Except as otherwise provided in the certificate of incorporation and except as provided in this section, no holder of any shares of any class shall as such holder have any preemptive right to purchase any other shares or securities of any class which at any time may be sold or offered for sale by the corporation. Unless otherwise provided in the certificate of incorporation, holders of bonds on which voting rights are conferred under section 518 shall have no preemptive rights.

                          THIS PROXY IS SOLICITED BY
                BOARD OF DIRECTORS OF SMITHTOWN BANCORP, INC.
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                                  To Be Held
                            Tuesday, April 2, 1996

     The undersigned shareholder of Smithtown Bancorp, Inc., revoking all proxies heretofore given with respect to the shares represented herewith, hereby constitutes and appoints BARRY BROWN, DAVID LONG, DORIS MASTERS and ROBERT SCHERDEL or any of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution for and in the name, place and stead of the undersigned, with all the powers which the undersigned would possess if personally present, to vote all common shares of Smithtown Bancorp, Inc., held of record by the undersigned on February 26, 1996, at the Annual Meeting of Shareholders of Smithtown Bancorp, Inc., to be held at the Bavarian Inn, 422 Smithtown Boulevard, Lake Ronkonkoma, New York, on April 2, 1996, at 10:30 AM, or any adjournment thereof.

1.   ELECTION OF JAMES H. GLAMORE, BARRY SEIGERMAN
     AND AUGUSTA KEMPER AS DIRECTORS
[ ]       For ALL NOMINEES.      The Board recommends a vote FOR All Nominees
[ ]       Against ALL NOMINEES.
[ ]       For ALL NOMINEES EXCEPT       ________________________________________
[ ]       Abstain                       ________________________________________

2.   INCREASE AUTHORIZED SHARES
[ ]       For proposal           The Board recommends a vote FOR Proposal No 2.
[ ]       Against Proposal
[ ]       Abstain

3.   DELETE PREEMPTIVE RIGHTS
[ ]       For proposal           The Board recommends a vote FOR Proposal No 3.
[ ]       Against Proposal
[ ]       Abstain

4.   APPROVAL OF INDEPENDENT AUDITORS
[ ]       For proposal           The Board recommends a vote FOR Proposal No 4.
[ ]       Against Proposal
[ ]       Abstain

5. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

Unless otherwise specified, this proxy will be voted for the election of the nominated directors, in favor of the other proposals and in the discretion of the persons in whose favor this proxy is granted, upon matters that may properly come before the meeting.

Dated:       , 1996                                                        L.S.
        (Please insert date)            Signature of Shareholder

                                                                           L.S.
                                        Signature if Held Jointly

                                        Please check here if you plan to attend
                                        the meeting on April 2, 1996.       [ ]

       This proxy should be returned in the enclosed envelope.